UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 12, 2006
CARDIOGENESIS CORPORATION
(Exact name of registrant as specified in its charter)

California	000-28288	77-0223740

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11 Musick
Irvine, CA 92618
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (949) 420-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement
On October 12, 2006, Cardiogenesis Corporation (the “Company”) and Michael J. Quinn entered into a Memorandum of Understanding (the “MOU”) pursuant to which the parties agreed to settle certain disputes between them relating to Mr. Quinn’s termination from employment.
Pursuant to the terms of the MOU, the Company will pay Mr. Quinn a total of $550,000 in 72 equal bi-monthly installments; provided, however, that up to $75,000 of this amount may be paid to Mr. Quinn’s counsel as attorney’s fees. Mr. Quinn will be entitled to retain 689,008 previously issued stock options having the following exercise prices:
89,008 shares at $0.32 per share
150,000 shares at $0.70 per share
200,000 shares at $0.54 per share
250,000 shares at $0.50 per share
The exercise period of these options has been extended so that each option shall terminate on October 12, 2009. In addition, Mr. Quinn will be entitled to statutory indemnification and any indemnification required by the Company’s bylaws relating to his services on the Board of Directors of the Company. The MOU also provides that both parties will not disparage each other.
The Company anticipates that there will be a non-cash charge associated with the extension of the exercise period of these options. Such amount, which will be included in the company’s third quarter results, has not yet been determined.
The MOU is intended to be binding and enforceable against the parties; provided, however, that the parties may and the Company expects to enter into a more complete settlement agreement containing customary releases and other provisions, which settlement agreement would supersede the MOU.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(a) Pursuant to the terms of the Memorandum of Understanding described in Item 1.01 above, effective October 12, 2006, Michael J. Quinn resigned as a member of the Board of Directors of the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIOGENESIS CORPORATION (Registrant)
Date: October 18, 2006	By:	/s/ William Abbott
William Abbott, Chief Financial Officer